Exhibit 99.1

Progenics Pharmaceuticals Reports Fourth Quarter and Year End Results

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--March 31, 2003--Progenics Pharmaceuticals, Inc., (Nasdaq: PGNX) today announced its results of operations for the fourth quarter and year ended December 31, 2002.
    Revenues for the fourth quarter ended December 31, 2002 totaled $2.3 million compared to $1.3 million for the same quarter in 2001. For the year ended December 31, 2002, Progenics reported total revenues of $10.1 million compared to $8.9 million for the comparable period in 2001. Revenues primarily reflect payments received by the Company for contract work performed under a services agreement with PSMA Development Company, LLC (JV), and the Company's collaboration with F. Hoffmann-LaRoche Ltd., its terminated collaboration with Bristol-Myers Squibb Company, and funding from government grants and contracts. In addition, the Company received a $1.6 million payment from an insurance settlement in 2002. The Company's expenses for the fourth quarter of 2002 were $9.7 million compared to $7.1 million for the fourth quarter of 2001. For the year ended December 31, 2002, expenses totaled $34.2 million compared to $23.9 million for year ended December 31, 2001. The primary reason for the increase was additional spending relative to the Company's development programs for methylnaltrexone, increased headcount, its joint venture with Cytogen Corporation to develop in-vivo immunotherapies for prostate cancer, and patent legal expenses.
    The Company reported a net loss of ($7.0 million) or ($0.56) per share (basic and diluted) for the fourth quarter of 2002, compared to net loss of ($4.5 million) or ($0.36) per share (basic and diluted) for the fourth quarter of 2001. For the year ended December 31, 2002, Progenics reported a net loss of ($20.8 million) or ($1.66) per share (basic and diluted) compared to a net loss of ($1.9 million) or ($0.15) per share (basic and diluted) in 2001. Progenics ended 2002 with $42.4 million in cash, cash equivalents and market securities and $6.5 million in committed government grants.
    "The year 2002 was one of considerable progress for Progenics Pharmaceuticals," said Ronald J. Prentki, Progenics' President. "We advanced our lead product candidate, methylnaltrexone (MNTX), into phase-3 clinical studies in supportive care. We achieved clinical proof-of-concept for PRO 542, our HIV entry inhibitor, and initiated our clinical program for a therapeutic vaccine for prostate cancer. In 2003, we will move MNTX closer to commercialization pursuing three parallel clinical programs in advanced medical illness, post-operative bowel dysfunction, and chronic opioid use. Now that we have commenced phase-3 clinical trials with MNTX, we are also exploring strategic partnering opportunities for this compound. At the same time, we will advance development of our novel inhibitors of viral entry, agents that we believe represent the next generation of HIV therapeutics. We are also pursuing immunotherapies for prostate cancer and expect to begin clinical trials of a novel therapeutic viral-vector vaccine to prevent relapse of this disease."

    Company Profile

    Progenics Pharmaceuticals, Inc. of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company applies its expertise in immunology and molecular biology to develop biopharmaceuticals to fight viral diseases, such as human immunodeficiency virus (HIV) infection, and cancers, including malignant melanoma and prostate cancer. In symptom management and supportive care, therapies are being developed to provide patients with an improved quality of life. Progenics' most clinically advanced product is methylnaltrexone, a compound in phase-3 clinical testing that is designed to block the debilitating side effects of opioid analgesics without interfering with pain palliation. The Company is conducting multi-dose phase-2 clinical trials with its lead HIV product, PRO 542, a viral-entry inhibitor and is in preclinical development with PRO 140 and other follow-on product candidates in HIV infection. The Company is developing cancer immunotherapies based on PSMA (prostate-specific membrane antigen) technology and currently is conducting phase-1 clinical studies of a therapeutic prostate cancer vaccine. GMK is a cancer vaccine in phase-3 clinical trials for the treatment of malignant melanoma.

(Financial Tables Follow)


                            CONDENSED STATEMENTS OF OPERATIONS

                            Three Months                Year
                               Ended                    Ended
                     -------------------------------------------------
                      12/31/2002   12/31/2001   12/31/2002  12/31/2001
                     -------------------------------------------------
Contract research and
 development, JV       $1,396,995    $199,123   $5,298,293    $199,123
Contract research
 and development,
 other                                206,615      193,734   4,916,341
Research grants           900,855     848,651    4,543,505   3,725,375
Product sales              20,770       5,800       49,030      42,800
                      ------------------------------------------------
 Total revenues         2,318,620   1,260,189   10,084,562   8,883,639
                      ------------------------------------------------
Research and
 development
 expense                6,671,231   4,022,284   23,760,544  14,501,400
General and
 adminstrative          1,875,981   2,337,147    6,484,001   6,499,153
Loss in joint
 venture                  778,066     580,005    2,886,423   2,225,454
Depreciation and
 amortization             310,764     194,202    1,048,960     707,382
                       -----------------------------------------------
 Total expenses         9,636,042   7,133,638   34,179,928  23,933,389
                       -----------------------------------------------

Operating loss         (7,317,422) (5,873,449)(24,095,366)(15,049,750)

Interest income           298,744   1,407,261    1,708,253   3,348,401
Interest expense           (1,695)    (12,678)      (1,695)   (48,816)
Payment from insurance
 settlement                                      1,600,000
Payment from collaborator                                    9,852,015
                       -----------------------------------------------
 Total other income
  (expenses)              297,049   1,394,583    3,306,558  13,151,600
                       -----------------------------------------------
Net (loss)           $(7,020,373)$(4,478,866)$(20,788,808)$(1,898,150)
                      ================================================
Net (loss) per
 share:
  Basic and diluted       $(0.56)     $(0.36)      $(1.66)     $(0.15)
                      ================================================


                                    CONDENSED BALANCE SHEETS

                              December  31,         December 31,
                                  2002                   2001
                              ----------------------------------------
Cash, cash equivalents and
 marketable securities         $42,373,774          $ 61,877,149
Accounts receivable                334,006               378,020
Fixed assets, net                3,705,531             2,560,199
Other assets                     1,704,610             2,665,881
                               ---------------------------------------
Total assets                   $48,117,921           $67,481,249
                               =======================================
Liabilities                     $2,971,292            $3,135,886
Stockholders' equity            45,146,629            64,345,363
                               ---------------------------------------
Total liabilities and
 stockholders' equity          $48,117,921           $67,481,249
                               =======================================

    This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions they are identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence when or proceed as planned, the risks and uncertainties associated with dependence upon the actions of the Company's corporate, academic and other collaborators and of government regulatory agencies, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other periodic filings with the Securities and Exchange Commission to which investors are referred for further information. In particular, the Company cannot assure you that any of the their programs will result in a commercial product. The Company does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:

    Additional information on Progenics is available at http://www.progenics.com

    CONTACT: Progenics Pharmaceuticals, Inc., Tarrytown
             Richard W. Krawiec, Ph.D.
             914/789-2800
             rkrawiec@progenics.com